

American (b. 1946 - d. 1999)

Martin Wong

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The Painting

This painting features Wong's iconic brick tenement motif. Other brick paintings hang in the MoMA and Whitney, and make up 5 of his top auction records, with differences in scale and period.

Initial Offering Price	$516,000
Offering Circular	sec.gov
Deal Sheet	Download

Brick Paint

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Fundamentals

Market Momentum: Over the past decade, Martin Wong's auction market has recently started expanding. In 2024 he achieved record turnover ($4.4M) and a new top price ($1.67M).

Institutional Support: Wong is supported by institutional shows and collections, with placements in the MoMA, the Whitney, and the Guggenheim, among others. His own collection of work is also notable, and has been displayed in New York museums.

International Museum Attention: Wong just wrapped a major museum tour of institutions in European cities including London, Berlin, and Amsterdam, signaling growing interest in his work overseas.

Important Motifs: This painting features two of Wong's most iconic motifs, brick tenement building and constellations. His Brick paintings are in the collections of the MoMA, the Whitney, and the Art Institute of Chicago, among prestigious museums.

Brick Paintings at Auction: With differences in scale and period, Wong's Brick paintings make up 5 of his top 10 auction records.

High-Selling Style: Auction records for similar works are led by Liberty Mourning the Death of Her Sister - Beijing (1989), which sold for $952,500 in 2024, Study for La Vida (1988), which sold for $819,000 in 2024, and Meyer's Hotel (1980-1981), which sold for $525,313 in 2021.

Attractive Similar Sales Appreciation: Similar works have gone from selling for $13,200 in 2008 to $819,000 just last year, presenting compelling overall appreciation for this style.

Museum affiliation with artists is not an endorsement of Masterworks. See Important Disclosures at masterworks.com/cd.

The Artist

Martin Wong (b. 1946, Oregon - d. 1999, California) was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. In 1978, Wong moved to New York, where he joined the Lower East Side arts scene and befriended many artists, including Kiki Smith and David Wojnarowicz.

Emerging

Artist Risk Classification



Mature
Speculative
Established
Emerging

Artist Risk Profile

This artist is Emerging based on scoring in Masterworks internal Artist Market Rating Profiles.

Important Collectors and Museums

- **Art Institute of Chicago** — Chicago, IL
-  **Benny Blanco** — Musician
- **Brooklyn Museum** — New York, NY
-  **François Pinault** — Businessman
- **Tate Modern** — London, England

Financials

Price Appreciation of Similar Works

27.7%


$1m
$800k
$600k
$400k
$200k
$0
2006
2009
2012
2015
2018
2021
2024

Similar Sales

Painting	Year	Dimensions	Sale Date	Sale Price
Untitled (Constellations with Building)	1998	55 × 69 in	5/15/2025	$516,000
Study For La Vida	1988	58 × 50	11/20/2024	$819,000
Liberty Mourning the Death of Her Sister - Beijing	1989	48 × 60 in	5/13/2024	$952,500
The Babysitter	1998	32 × 35	11/17/2022	$327,600
Vertigo	1988	48 × 34	5/23/2021	$418,551
Meyer's Hotel	1980	36 × 48	5/11/2021	$525,313
The Flood (1984)	1984	36 × 48	11/15/2017	$162,500
Liberty Mourning the Death of Her Sister - Beijing (1989)	1989	48 × 60	5/11/2015	$161,000
Stanton Near Forsyth	1984	48 × 64	11/14/2008	$13,200

SHOW LESS

MARTIN
WONG

b. 1946 – d. 1999, UNITED STATES



$516,000
INITIAL OFFERING

27.7%	29.8%
ANNUAL APPRECIATION OF SIMILAR WORKS [1,2]	RECORD PRICE GROWTH [3]

Oil on canvas | 55 × 69 in.

Martin Wong was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes.

THE ARTIST'S AUCTION MARKET IS CHARACTERIZED BY A LOW LEVEL OF AUCTION VOLUME BASED ON $4.4 MILLION IN TOTAL SALES OVER THE PREVIOUS YEAR ENDING ON DECEMBER 31, 2024, BASED ON PUBLICLY AVAILABLE AUCTION RECORDS AS TRACKED BY THIRD-PARTY DATA SOURCES. THE ARTIST'S AUCTION RECORDS ARE LED BY PORTRAIT OF MIKEY PIÑERO AT RIDGE STREET AND STANTON (1985), WHICH SOLD FOR $1,623,000 AT CHRISTIE'S NEW YORK ON MAY 14, 2024, FOLLOWED BY QUONG

The Artwork is a prime example of Martin Wong's painting practice, featuring two of his most influential motifs: brick tenement buildings and constellations. Martin Wong's brick tenement buildings reflect the architecture of the Lower East Side, known as "Loisaida" at the time. Wong lived in this predominantly Puerto Rican neighborhood and explored the architecture and culture in his paintings. His gritty approach to painting a cityscape echoes that of the urban realist Ashcan School painters from the 1930s. Martin Wong is widely respected for how he renders brick individually, meticulously painting each rectangle to evoke the textured patterned building facade. His admiration for brick's materiality comes from his origin as a ceramicist. In a panel discussion on Martin Wong, his gallerist Wendy Olsoff shares, "He was known as the guy who did those amazing brick paintings...his relationship to ceramics and bricks, the terra cotta, there's so much there and there's still so much being written." Five of Martin Wong's top ten auction records are Brick paintings. Martin Wong's Brick paintings are held in the permanent collections of prestigious institutions, including the Whitney Museum of American Art in New York, the Museum of Modern Art in New York, the Art Institute of Chicago, the San Francisco Museum of Modern Art, and the Buffalo AKG Art Museum. Martin Wong incorporates constellations into the backgrounds of many of his paintings, including his top third auction record, Persuit (El Que Gane Pierde - He Who Wins Looses) (1984). His references to astrology and the zodiac speak to his Chinese and bohemian heritage. The Artwork is a medium-scale canvas painting depicting an aerial view of seven rows of brick tenement buildings. The background features a series of constellations, outlined and labeled against a black night sky. Auction records for artworks similar in scale, style, and period are led by Liberty Mourning the Death of Her Sister - Beijing (1989), which sold for $952,500 at Sotheby's New York on May 14, 2024, followed by Study for La Vida (1988), which sold for $819,000 at Christie's New York on November 21, 2024, and Meyer's Hotel (1980-1981), which sold for $525,313 at Bonhams New York on May 12, 2021.

The estate of Martin Wong is represented by PPOW Gallery in New York, which has championed his artwork since the early 1990s. In 2015, a pivotal Bronx Museum retrospective, Martin Wong: Human Instamatic, reintroduced the artist to an art world finally ready to accept him. In 2022, the KW Institute for Contemporary Art in Berlin organized the first European retrospective on Martin Wong, Martin Wong: Malicious Mischief, which traveled to the Museo Centro de Arte Dos de Mayo in Madrid, the Camden Art Centre in London, and the Stedelijk Museum in Amsterdam. His paintings are now represented in prestigious public collections, including the Whitney Museum of American Art in New York, the Museum of Modern Art in New York, the Metropolitan Museum of Art in New York, the San Francisco Museum of Modern Art, the Art Institute of Chicago, the Berkeley Art Museum and Pacific Film Archive, and the Cleveland Museum of Art, among many others. Wong's recent institutional success has also been reflected in his commercial desirability. The artist's auction market is characterized by a low level of auction volume based on $4.4 million in total sales over the previous year ending on December 31, 2024, based on publicly available auction records as tracked by third-party data sources. The artist's auction records are led by Portrait of Mikey Piñero at Ridge Street and Stanton (1985), which sold for $1,623,000 at Christie's New York on May 14, 2024, followed by Quong Yuen Shing & Co. (1992), which sold for $1,260,375 at Bonhams New York on May 19, 2022, and Persuit (El Que Gane Pierde - He Who Wins Looses) (1984), which sold for $1,100,000 at Hindman Auctions Chicago on September 28, 2021.

AUCTION RESULTS FOR SIMILAR WORKS [1,2]


952500
819000
525313
418551
327600
161000
162500
13200
1/1/2010
1/1/2015
1/1/2020
1/1/2025
Implied Historical Growth

Martin Wong (b. 1946, Portland, Oregon, d. 1999, San Francisco, California) was a queer Chinese American artist best known for his intricate paintings of urban environments featuring Chinatown stereotypes, linguistic elements, and homoerotic themes. Raised by Chinese American parents, his father also of Mexican descent, Wong referred to himself as "Chino-Latino." He grew up in San Francisco and moved to Eureka, California, in 1964 to pursue his Bachelor of Fine Arts in ceramics at Humboldt State University. Just two years after graduating, his skilled work as a ceramicist won him a prestigious solo exhibition at the de Young Museum in San Francisco in 1970. However, he swiftly abandoned ceramics after the museum refused to let him use glitter. Re-focusing his practice on painting, he turned to art history books for guidance, drawing inspiration from Asian decorative objects and modern painting. He dubbed his fifteen-year period in Eureka his "Eureka Years," a play on words in reference to the liberating self-discovery he achieved. He worked as a street portraitist under the pseudonym "Human Instamatic" and traveled around the world painting posters and sets as a member of the psychedelic, queer theater troupe the Angels of Light. In 1978, Wong moved to New York City, where he joined the Lower East Side arts scene and befriended many artists, including Kiki Smith and David Wojnarowicz. He became an iconic figure in the downtown community, instantly recognizable by his Fu Manchu mustache and decorated cowboy hat as documented in his 1993 self-portrait. Wong's paintings in the 1980s can be characterized by their investigations into the perspective and texture of New York's urban landscape with particular interests in buildings' verticality, brickwork, and jail cells. His paintings are layered with reflections on his identity as an openly gay man during the AIDS crisis and a Chinese American living in a predominantly Puerto Rican neighborhood. Although he exhibited his paintings regularly at the prominent downtown galleries EXIT ART, Semaphore, and PPOW Gallery, Wong did not achieve widespread commercial success during his lifetime. Instead, he supported himself by working at the Metropolitan Museum of Art's gift shop. In 1982, the artist met and fell in love with the poet Miguel Piñero, and the two collaborated on a series of paintings, including Attorney Street (Handball Court With Autobiographical Poem by Piñero) (1982–84). He also grew close to many graffiti artists like Keith Haring and accumulated an impressive collection of 300 works, which he donated to the Museum of the City of New York in 1993. Wong returned to San Francisco in 1994 and passed away on August 12, 1999, of complications from AIDS.


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IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Martin Wong with the following criteria: Works on canvas from Martin Wong's "Brick" series created since 1980 that measure between 30 inches by 30 inches and 70 inches by 70 inches. This set excludes works where sign language is the predominant feature. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Martin Wong have a record price compound annual growth rate ("CAGR") of 29.8% from February 20, 2001 to December 31, 2024. This calculation is based on (i) a record price of $2,600 on February 20, 2001, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,327,500, the most recent record price as of December 31, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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